CONDITIONAL ACCEPTANCE OF SETTLEMENT OFFER AND RELEASE

This CONDITIONAL ACCEPTANCE OF SETTLEMENT OFFER AND RELEASE (hereinafter referred to as this “Release”) is entered into effective as of November 17, 2010, by and between among each of Ian T. Bothwell (“Bothwell”), Bruce I. Raben, Ricardo Rodriguez, Murray J. Feiwell, Nicholas J. Singer and Douglas L. Manner (each, an “RVEP Insider” and collectively, the “RVEP Insiders”), on the one hand, and Rio Vista Energy Partners, L.P., a Delaware partnership (collectively with its subsidiaries, the “Company”), on the other hand.  The RVEP Insiders and the Company are also collectively referred to herein as the “Parties”.

RECITALS

A.          The Company owes the RVEP Insiders approximately $450,000 in aggregate (together with any other amounts, known or unknown, that may be owing to the RVEP Insiders (other than unpaid salary and related benefits owing to Bothwell for the period commencing January 1, 2010 through the date of this Agreement) by the Company, the “Gross Insiders Amount”) in unpaid salaries, bonuses and other fees in respect of services provided by the RVEP Insiders to and on behalf of the Company (the “Services”).

B.           The Company has also made past commitments to issue or grant certain warrants to acquire Company securities to the Insiders (collectively, the “Insider Warrants”), none of which had been issued as of the date hereof.

C.           In connection with and as a condition to the closing of the transactions contemplated by that certain Securities Purchase and Sale Agreement by and between Central Energy, LLC (the “Purchaser”), the Company and Penn Octane Corporation dated as of May 25, 2010 (as amended, the “SPA”), the Company has made an offer of settlement of the Gross Insiders Amount, which offer consists of payment of $359,000  (the “Settlement Amount”) together with interest thereon, on or before the date which is nine months following the Closing Date (as defined in the SPA) (the “Outside Date”).

D.          The Company has conditioned its settlement offer on, inter alia, the surrender by the RVEP Insiders of any and all rights they may have, individually and collectively, to any Insider Warrants.

E.           In connection with the closing of the SPA, the Company will be issued a promissory note in the principal amount of One Million Dollars and No Cents ($1,000,000.00) by the Purchaser (the “Purchaser Note”), which Purchaser Note shall bear interest at 7.5% per annum and shall be payable on or prior to the Outside Date, pursuant to which the Purchaser is obligated to pay the first monies payable under the Purchaser Note (up to the Settlement Amount plus Interest) directly to the Insiders Account (as defined below).

Subject to the conditions precedent and terms set forth in this Release, the Parties have agreed to settle and compromise all of the claims between them, including as it relates to payment of the Gross Insiders Amount.

SETTLEMENT

In consideration of the compromise of any and all respective claims and contentions, and the promises, representations, and warranties contained in this Release, the parties agree as follows:

1.           Settlement Amount; Surrender of Rights to Insider Warrants.  The Insiders agree to accept payment of the Settlement Amount plus interest thereon at the rate of 7.5% per annum from and after the Closing Date (“Interest”) as payment in full for the Gross Insiders Amount, which amount reflects a substantial discount of the actual amount owed, subject to full payment of the Settlement Amount (together with interest thereon) on or prior to the Outside Date and according to the other terms set forth below.  Each RVEP Insider further agrees not to pursue enforced collection for the Settlement Amount prior to the Outside Date, except as may be otherwise expressly set forth below.  Each RVEP Insider hereby irrevocably surrenders any right he may have to any Insider Warrants and agrees that any such rights are forever forfeited with respect thereto from and after the date of this Release.

2.           Payment Terms and Schedule.

(a)          The Company shall make payment of the Settlement Amount (or cause such payment to be made) together with Interest thereon to the Insiders, pro rata based on the percentages set forth on Schedule 1 to this Release, on or prior to the Outside Date, by certified check or wire transfer to the escrow account set forth on Schedule 1 or such other account(s) as may be directed in writing by Bothwell (as the Insiders Representative) or by RVEP Insiders holding a majority of the ProRata Percentages in aggregate (the “Insiders Account”).

(b)         If the Company fails to make or cause to be made payment to the Insiders of the Settlement Amount plus accrued and unpaid Interest thereon on or prior to the Outside Date, the release by the Insiders set forth in Section 3 of this Release shall be null and void, and the Insiders shall retain the right to be paid the Settlement Amount plus interest thereon from the Closing Date at the rate of 7.5% per annum.

(c)         Upon default by the Company for failure to make payment of the Settlement Amount plus accrued and unpaid Interest thereon on or prior to the Outside Date, the Insiders shall have the option to exercise any and all applicable remedies for recovery of the Settlement Amount, including but not limited to the referral of the issue to a debt collection agency, and/or the filing of a lawsuit for collection of such amount.

(d)         The Company agrees, for so long as any of the Settlement Amount plus Interest remains unpaid, to cause any monies it receives under the Purchaser Note to be promptly paid to the Insider Escrow Account until all such amounts are fully paid.

3.           Insiders’ Release.  The following release by the Insiders shall be valid only in the event the entire Settlement Amount plus Interest is paid by the Company to the Insiders in full on or prior to the Outside Date:

(a)         Subject to timely payment of the full Settlement Amount plus Interest thereon, each Insider hereby releases and forever discharges the Company and Rio Vista GP, LLC, as well as their respective officers, directors, employees, owners, agents, attorneys and assigns (hereinafter referred to as “Company Released Parties” and the “RVGP Released Parties” respectively) from any and all claims, rights, demands, liabilities, actions or causes of action, obligations, and damages of any kind, name, nature or description, either at law or in equity, whether known or unknown, that in any manner may have arisen from the beginning of time through the Closing Date, including without limitation, any claim any Insiders may have to any Insider Warrants.

(b)         The preceding release extends to and includes any and all claims, liabilities, injuries, damages, and causes of action against the Company Released Parties and the RVGP Released Parties, that any Insider does not presently anticipate, know, or suspect to exist, but that may develop, accrue, or be discovered in the future.

EACH INSIDER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 AND ANY SIMILAR APPLICABLE STATE OR FEDERAL STATUTE, WHICH PROVIDES: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c)         Each Insider represents and warrants that it has considered the possibility that claims, liabilities, injuries, damages and causes of action against the Company Released Parties that it does not presently know or suspect to exist in its favor may develop, accrue, or be discovered in the future, and that it voluntarily assumes that risk as part of the consideration for this Release.

(d)         Nothing in the releases set forth herein will affect any Insider’s right to receive the benefits set forth in this Release, or affect an Insider’s right to make claim for his pro rata percentage (as set forth in Schedule 1) of the Settlement Amount in the event of a breach or default by the Company of this Release.

(e)         This Release does not apply to any obligation owed to an Insider by any entity other than the Company, including, but not limited to Penn Octane Corporation.

4.           No Assignment of Claims.      All parties hereto represent and warrant that each of them has not assigned, transferred or negotiated, or purported to assign, transfer or negotiate, to or with any person, firm, corporation or other legal entity any claim, right, demands, liability, action, obligation, cost, expense, or cause of action herein released.  Each Party further hereby warrants and represents that there is no other person or entity from whom a release or waiver should be obtained for any of the claims, rights, demands, liabilities, actions or causes of action hereby released or settled.

Notwithstanding the foregoing, each Insider shall have the right and option to assign its claim for payment of the Settlement Amount and Interest thereon in the event the Company fails to timely make payment of the Settlement Amount and Interest thereon upon the terms and conditions set forth in Section 2 above.

5.           Binding Agreement.      All Parties hereto expressly acknowledge that this Release shall be binding on any predecessors, representatives, successors, heirs, assigns or issue of the parties hereto.

6.           Cooperation.      The parties hereto hereby agree to fully cooperate and take any and all necessary steps to carry out the intent of this Release.

7.           Injunctive Relief.      This Release may be pleaded by any party as a full and complete defense to any claim covered by the Release as set forth herein and each party hereby consents that it may be used as a basis for entry of a temporary, preliminary, and/or permanent injunction against, any action, suit or other proceeding based on any claim or claims released by this Release.

8.           Choice of Law.      This Release is entered into in accordance with, and shall be governed by, the laws of the State of California; provided, however, that in the event any law or laws of the State of California shall require or otherwise dictate that the laws of any other state or jurisdiction be applied in any proceeding, such California law or laws shall be superseded by this paragraph and the remaining laws of the State of California shall be applied in such proceeding.  Where the context requires, the masculine, feminine, and neuter genders shall be construed to include each other, as shall the singular and the plural and the past, present, and future tenses.  Any action brought to enforce the terms of this Release may be brought in the San Francisco County Superior Court.  The Company irrevocably waives any right to challenge personal jurisdiction or the appropriateness of venue.

9.           Severability.      In the event that any portion of this Release is adjudged by a court of competent jurisdiction to be unenforceable, it is the express intent of the parties that the remainder of this Release shall remain in full force and effect.

10.         Representation by Counsel.      Each party represents and warrants that they have, or had, the opportunity to employ attorneys to represent them with respect to the Release and all matters covered hereby, and that they have been fully advised with respect to their respective rights and responsibilities in connection with the execution of this Release to the extent they view appropriate.  This Release was drafted jointly by or on behalf of the parties, and shall not be interpreted against any party on the basis that the party or the party’s attorney drafted any of the provisions.

11.         Entire Agreement.      This Release supersedes any and all other agreements, or releases either oral or in writing, among the parties with respect to the subject matter hereof, and contains the entire agreement among the parties relating to such subject matter.  Each party represents and warrants that no promise or inducement to enter into this Release has been made to him that is not set forth in this Release.  This Release may not be orally superseded, modified or amended except by an instrument in writing executed by the parties hereto.

12.         Further Assurances.      Each party agrees that it will execute, or cause to be executed, such further documents as may be needed to carry out the expressed intents and purposes of this Release.

13.         Attorney Fees and Costs.      If any legal action is commenced to interpret, enforce, or recover damages for the breach of any term of this Release, or in the collection of the Settlement Amount or Interest thereon, the prevailing party shall be entitled to recover reasonable attorney fees incurred in connection with that action, in addition to costs of suit.

14.         No Admission of Liability.      It is expressly understood, acknowledged and agreed to that, by reason of entering into this Release, none of the parties admit, expressly or impliedly, any fact or liability of any type or nature with respect to any matter, whether or not referred to herein, and that this Release is entered into solely by way of compromise and settlement only.

15.         Counterparts.  This Release may be executed in two or more counterparts, each of which shall be deemed to be an original, and all counterparts shall together constitute the Release. This Release may be executed by facsimile signature, and such signatures shall be treated as a fully enforceable signature hereto upon receipt by facsimile or mail by the other party.

16.         Authority.  Each undersigned person signing this Release hereby represents and warrants that they are duly authorized to execute this Release on behalf of the entity named and said Release will be fully binding on each of the respective parties in accordance with its terms.

REMAINDER OF PAGE DELIBERATELY LEFT BLANK

IN WITNESS WHEREOF, the parties have caused this Release to be executed effective as of the day and year stated below.

Date: November 17, 2010

RIO VISTA ENERGY PARTNERS L.P.

Date: 11/17/10	By:	/s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: President and CEO

INSIDERS

/s/ Ian T. Bothwell
Ian T. Bothwell

/s/ Bruce I. Raben
Bruce I. Raben

/s/ Ricardo Rodriguez
Ricardo Rodriguez

/s/ Murray J. Feiwell
Murray J. Feiwell

/s/ Nicholas J. Singer
Nicholas J. Singer

/s/ Douglas L. Manner
Douglas L. Manner